As filed with the Securities and Exchange Commission on October 9, 1996
                                                   Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              CENTURY CASINOS, INC.
             (Exact name of registrant as specified in its charter)
         Delaware                                                 84-1271317
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                        50 South Steele Street, Suite 755
                             Denver, Colorado 80209
                                 (303) 388-5848
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

            EMPLOYEES' EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED
                           (Full titles of the plans)

                                                    Copies of communications to:

         James D. Forbes, President                 Reid A. Godbolt, Esq.
         50 South Steele Street,                    Jones & Keller, P.C.
         Suite 755                                  1625 Broadway, Suite 1600
         Denver, Colorado 80209                     Denver, Colorado 80202
         (303) 388-5848                             (303) 573-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE



 Title of each class of                    Amount to                  Proposed                     Proposed               Amount of
     securities to be                    be registered                 maximum                     maximum              registration
        registered                                                 offering price                  aggregate                 fee
                                                                      per share                 offering price
Common Stock, par                          2,269,000                    $1.50                     $3,403,500                 $1,174
value $0.01 per share
Common Stock, par                           30,000                      $1.63                       $48,900                    $17
value $0.01 per share
Common Stock, par                            4,500                      $2.25                       $10,125                    $4
value $0.01 per share
Common Stock, par                           196,500                     $1.44                      $282,960                    $98
value $0.01 per share
TOTAL                                      2,500,000                                              $3,745,485                 $1,293
=================================== =======================  ===========================  ==========================  ==============


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the prices at which the options may be exercised.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the Employees' Equity Incentive Plan, as Amended and Restated, information required by Item 1 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

G:\RAG\10092\FORM-S8.005
                                       ii

                        PROSPECTUS DATED OCTOBER 9, 1996

                              CENTURY CASINOS, INC.


                          Common Stock, $.01 par value
                                2,500,000 shares


     This Prospectus relates to the offering of 2,500,000 shares (the "Shares") of Common Stock, $.01 par value ("Common Stock") of Century Casinos, Inc. (the "Company") by several selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Common Stock to which this Prospectus relates was or may be issued to the Selling Stockholders pursuant to the Century Casinos, Inc. Employees' Equity Incentive Plan, as Amended and Restated (the "Plan"). Options to purchase 2,303,500 shares have been granted to the Selling Stockholders, while options on the remaining 196,500 shares set aside under the Plan have not yet been granted. The Selling Stockholders may offer to sell the Common Stock covered by this Prospectus from time to time at prices and upon terms then obtainable in (i) ordinary brokers' transactions, (ii) block transactions in accordance with the rules of the Nasdaq SmallCap Market, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, or (iv) a combination of any such methods of sale in each case at market prices. See "Plan of Distribution." The Selling Stockholders and any broker-dealers who participate in sales of Common Stock covered by this Prospectus may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions paid or discounts or concessions allowed to any such broker-dealers by any person, any profits received from reselling the Common Stock covered by this Prospectus if any such broker-dealers purchase any such Common Stock as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders or purchasers of Common Stock will pay all discounts, commissions, and fees incurred in selling Common Stock covered by this Prospectus, except that the Company will bear all expenses incident to the registration and qualification of the Shares under the Securities Act of 1933, as amended, and state securities laws, on behalf of the Selling Stockholders. The Company will receive no proceeds from sales by the Selling Stockholders. See "Use of Proceeds."

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol CNTY. On October 7, 1996, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $1.44 per share.

THE SECURITIES OFFERED HEREBY ENTAIL CERTAIN RISKS WHICH SHOULD BE CONSIDERED BY INVESTORS. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                         Page

AVAILABLE INFORMATION.....................................................-3-

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................-3-

THE COMPANY...............................................................-5-

RISK FACTORS..............................................................-6-

USE OF PROCEEDS..........................................................-11-

SELLING STOCKHOLDERS.....................................................-12-

PLAN OF DISTRIBUTION.....................................................-14-

DESCRIPTION OF SECURITIES................................................-14-

LEGAL MATTERS............................................................-15-

EXPERTS  ................................................................-15-

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports and other information concerning the Company may be inspected and copies may be obtained at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., as well as the following regional offices: 75 Park Place, 14th Floor, New York, New York and 500 West Madison Street, Suite 1400, Chicago, Illinois. The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. Copies of the foregoing material can also be obtained at prescribed rates from the Public Reference Section of the Commission. The Company's Common Stock is also listed on the Nasdaq SmallCap Market, and in accordance therewith, the Company files periodic reports, proxy statements and other information with the Nasdaq SmallCap Market. Also, the Commission maintains a worldwide website that contains such materials of the Company at "http://www.sec.gov."

     The Company furnishes to its stockholders annual reports containing financial statements audited by its independent accountants.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

     1.   Annual Report on Form 10-KSB for the Year Ended December 31, 1995;

     2. Quarterly Reports on Form 10-QSB for the Quarters Ended March 31 and June 30, 1996; and

     3.   Current Report on Form 8-K dated July 1, 1996.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests shall be directed to Century Casinos, Inc., 50 South Steele Street, Suite 755, Denver, Colorado 80209, Attention: Norbert Teufelberger, Secretary (telephone number
(303) 388-5848). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                                   THE COMPANY

     Century Casinos,  Inc. and  subsidiaries  (the "Company") own and operate a limited-stakes gaming casino in Cripple Creek, Colorado, and act as concessionaire of two small casinos on cruise ships. Prior to July 1, 1996, the Company's operations in Cripple Creek, Colorado, consisted of Legends Casino, which the Company acquired on March 31, 1994, through a merger with Alpine Gaming, Inc. On July 1, 1996, the Company acquired the assets and assumed substantially all of the liabilities of Gold Creek Associates, L.P. ("Gold Creek"), the operator of Womacks Saloon & Gaming Parlor ("Womacks"), which is immediately adjacent to Legends Casino. Subsequent to the Company's acquisition of Womacks, interior renovations were undertaken on both properties to facilitate the operation and marketing of the combined properties as one casino under the name Womacks. The Company has a casino management consulting agreement with a consortium of Greek firms and Playboy Enterprises, Inc. for a casino to be established on the island of Rhodes, Greece, and is pursuing other gaming opportunities in South Africa. The Company also has other potential gaming projects in the United States and internationally that are in various stages of development.

     Prior to the July 1, 1996 acquisition of Womacks, the Company and its affiliates were not affiliated with Gold Creek or its affiliates. The total purchase price of the acquisition was approximately $13.5 million, consisting of a base cash payment of $5 million plus $320,000 for the amount of estimated working capital as of the closing date, a promissory note of $5.2 million issued to Gold Creek and the assumption of existing debt of Gold Creek of approximately $3 million. The promissory note issued to Gold Creek bears interest at 9% and provides for monthly payments of only interest for 18 months; thereafter, monthly principal payments of $43,121, plus interest on the unpaid principal, are required, with a final balloon principal payment of $2,328,000 due in July 2003. The note is secured by substantially all of the tangible assets purchased, subject to existing encumbrances, and the Company is required to meet certain financial covenants. Additionally, the agreement provides that on July 1, 1998, the Company will issue 1,060,000 shares of its common stock, valued at approximately $1.8 million based on recent trading prices, to two principals of Gold Creek who entered into consulting contracts with the Company at closing. In addition to the financing provided by Gold Creek, additional funds required to complete the acquisition were raised through private sales of common stock of the Company, with net proceeds of $4,552,000 from 4,072,233 shares sold. In connection with sales of common stock by a placement agent, the Company also issued warrants to such placement agent to purchase 150,000 shares of the Company's common stock at $2.36 per share. The warrants have a term of five years. In addition, the Company issued a $500,000 convertible debenture to a private investor. The debenture bears interest at 10.5%, payable quarterly. The holder has the option to convert the outstanding principal into the Company's common stock at $1.84 per share, subject to a minimum per conversion transaction of $50,000.

     The Company generally seeks to enter into gaming operations in areas with attractive demographic attributes, high population density, local tourism and/or predictable traffic patterns with a long-term objective of maintaining a policy of geographic diversification of its projects. The Company's primary economic analysis covers the potential market area surrounding a proposed gaming location, although it takes into consideration the economic conditions in any community in which it intends to establish a gaming facility, as many of the new gaming jurisdictions have approved gaming as a means to revitalize economies of local areas. Management believes that there are a significant number of gaming opportunities in the United States, as well as overseas, and the Company will have opportunities to acquire casino sites that have underperformed financially, although favorable outcomes to the Company of these opportunities cannot be assured.

                                  RISK FACTORS

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, SHOULD BE CONSIDERED SPECULATIVE AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WITH RESPECT TO CENTURY. THE HEADINGS ARE NOT INTENDED TO DESCRIBE FULLY THE RISKS, BUT ARE INTENDED TO ALERT READERS TO THE GENERAL SUBJECT MATTERS OF THE RISKS DESCRIBED.

Historical Operating Losses

     From June 1992 through December 31, 1994, the Company incurred net losses of approximately $3,784,000. The Company also incurred an operating loss for the year ended December 31, 1995 of approximately $2,606,000 although net income for the same period was approximately $612,000 primarily due to a $3,928,000 one-time gain recognized by the Company in consideration for the termination of its riverboat management agreement for a project in Louisiana. The Company incurred a net loss for the six months ended June 30, 1996 of approximately $1,100,000. In addition, the Company's most significant operating casino prior to June 30, 1996, Legends Casino, incurred significant losses until the Company management took over management of the casino. Upon assuming control of the Company in April 1994, management implemented a plan at Legends Casino which resulted in positive cash flow and net income for the casino for the six months ended June 30, 1996. Management believes that the recent acquisition of Womacks should enable the Company to achieve net income, although this result cannot be assured. Also, in connection with further expansion, the likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with entry into untested gaming markets, purchasing and operating gaming establishments that did not succeed under prior operators and the competitive environment in which the Company operates or may operate.

Competition

     There is intense competition among companies in the gaming industry generally, and many gaming operators have greater name recognition and financial and marketing resources than the Company. The Company competes with many established gaming operators in Cripple Creek, Colorado, and in other Colorado gaming venues. A number of these operators have greater financial, operational and personnel resources than the Company. Additional competition is expected to occur from the expansion or construction of other casino and hotel properties or the upgrading of other existing facilities in the Cripple Creek area. Management is aware of one new casino/hotel property which recently opened at the entrance to Cripple Creek's main gaming thoroughfare which is presently the largest gaming operation in Cripple Creek. There can be no assurance that the number of casino and hotel operations will not exceed market demand or that additional hotel rooms or casino capacity will not adversely affect the operations of the Company.

     The Company faces competition from other gaming operators in obtaining available gaming licenses. The Company also competes, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries and on and off-track wagering, among others.

     The ability of the Company to maintain its competitive position will require the expenditure of sufficient funds for such items as updating slot machines and video devices to reflect changing technology, periodic refurbishing of gaming areas and public service areas and replacing obsolete equipment on an ongoing basis. There can be no assurance that the Company will generate sufficient internal funds or obtain sufficient external financing on acceptable terms to fund such expenditures.

Dependence on Cripple Creek Market

     The Company's gaming revenues generated from operations in Cripple Creek, Colorado, presently comprise most of the total gaming revenues of the Company. If there is a downturn in gaming operations in Cripple Creek, the Company will be more adversely affected than if it had significant gaming operations in other gaming markets. Although the Company is seeking to diversify geographically, there can be no assurance that acceptable opportunities will be identified.

Seasonality of the Cripple Creek Market

     Because Cripple Creek, Colorado is a mountain tourist town, its gaming market is subject to seasonal fluctuations. Typically, gaming revenues are greater in the summer tourist season and are lower from October through April. During the year ended December 31, 1995, the Colorado Division of Gaming reported that casino revenue and percentage of the year's total in Cripple Creek were as follows for quarters ended: March 31 - $19,790,000 (21.0%); June 30 - $23,303,000 (24.8%); September 30 - $28,218,000 (30.0%); and December 31 -
$22,708,000 (24.1%). Seasonal fluctuations may be larger depending on inclement weather during the winter months.

Potential Sales of Shares of Common Stock and the Effect Thereof

     In March 1995, the Company completed a private placement of 1,460,000 Units at $1.50 per Unit, each Unit consisting of one share of common stock and one warrant to purchase one share of common stock exercisable until December 31, 1999 at an exercise price of $2.50 per share. In addition, in January 1996 the Company completed a private placement of 1,000,000 shares of common stock at $1.50 per share. Both of these private placements were conducted under
Regulation S adopted by the Securities and Exchange Commission (the "SEC"). Under Regulation S, the Company offered and sold the securities only outside of the United States to persons who were neither residents nor citizens of the United States. The shares in the 1995 private placement have been eligible for resale in the United States since May 1995. The shares in the January 1996 private placement became eligible for resale in the United States in March 1996. In addition, in June 1996 the Company completed a private placement under Regulation S of 2,851,400 shares of its common stock at approximately $1.17 per share, net of sales commissions. These shares became eligible for resale in the United States in late July 1996. The subsequent sale of shares of common stock by investors in these offerings (such shares generally may be freely resold after a 40-day holding period) into the public market could adversely affect the price of the common stock.

     In addition, the Company has two currently effective registration statements relating to the potential public offer and resale by current stockholders of up to 3,322,833 shares of common stock and 1,328,000 warrants to purchase a like number of shares of common stock at an exercise price of $2.25 per share. Management estimates that approximately one-fifth of these securities have been resold under the registration statement. The public offer and resale of the remaining securities, as well as the potential for such resale, could adversely affect the price of the common stock.

Adverse Impact on Net Results Due to Goodwill Amortization and Amortization of Deferred Debt Issuance Costs

     In March 1994, Century Casinos Management, Inc., a Delaware corporation ("Century Management") acquired the Company, formerly known as Alpine Gaming, Inc. ("Alpine") in a "reverse triangular" merger, pursuant to which the former stockholders of Century Management received approximately 76% of the outstanding voting stock of Alpine. Shortly thereafter Alpine reincorporated in Delaware under the name "Century Casinos, Inc." The acquisition was accounted for by the purchase method of accounting. The excess of the purchase price over the estimated fair value of Alpine's assets before the acquisition, approximately $7,700,000, was allocated to goodwill. This goodwill is being amortized over a ten-year period, which results in an annual non-cash charge to operations of approximately $770,000. In addition, the Company has preliminarily estimated that the acquisition of Womacks will result in approximately $9,000,000 of goodwill to be amortized over a fifteen-year period, resulting in an annual non-cash charge to operations of approximately $600,000. The amortization of all of these amounts, although having no effect on future cash flows, will adversely impact the Company's earnings on a consolidated basis.

Speculative Nature of Potential Gaming Projects

     In addition to its operating projects, the Company has a number of potential gaming projects in various stages of development. In addition to the capital needs of these potential projects (which may require outside financing), there are various other risks which could materially adversely affect a proposed project or eliminate its feasibility altogether. For example, in order to conduct gaming operations in most jurisdictions, the Company must first obtain gaming licenses or receive regulatory clearances. To date the Company has obtained gaming licenses or approval to operate gaming facilities in Colorado, Louisiana and from the National Indian Gaming Commission. While management believes that the Company is licensable in any jurisdiction, each licensing process is unique and requires a significant amount of funds and management time. The licensing process in any particular jurisdiction can take significant time as well as significant expense in terms of licensing fees, paying for background investigation costs, fees of counsel and other associated preparation costs. Moreover, should the Company proceed with a licensing approval process with industry partners, such industry partners will be subject to regulatory review as well. The Company seeks to satisfy itself that industry partners are licensable, but cannot assure that such partners will, in fact, be licensable. Additional risks before commencing operations include the time and expense incurred in unforeseen difficulties in obtaining suitable sites, adequate liability insurance, liquor licenses, building permits, materials, competent and able contractors, supplies, employees, gaming devices and related matters. In addition, certain licenses include competitive situations where, even if the Company is licensable, other factors such as the economic impact of gaming and financial and operational capabilities of competitors must be analyzed by regulatory authorities. These factors make it difficult to predict whether the Company will be granted gaming licenses in jurisdictions in which it may seek to operate. All of these risks should be viewed in light of the Company's limited staff and limited capital.

Risks Associated With Expansion

     The Company may seek to expand its operations into additional jurisdictions where casino gaming is permitted or casino gaming is anticipated to be legalized. The Company's ability to expand to additional locations will depend upon a number of factors, including, but not limited to: (i) the identification and availability of suitable locations, and the negotiation of acceptable purchase, lease, joint venture or other terms; (ii) the securing of required state and local licenses, permits and approvals, which in some jurisdictions may be limited in number; (iii) political factors; (iv) the risks typically associated with any new construction; (v) the availability of adequate financing on acceptable terms; and (vi) for locations outside the United States, all the risks of foreign operations, including currency controls, unforeseen local regulations, political instability and other related risks. Certain jurisdictions issue licenses or approval for gaming operations by inviting proposals from all interested parties, which may increase competition for such licenses or approvals. In addition, certain jurisdictions require new gaming operations to be in the form of joint ventures with local participants and that the proposed operator provide evidence of ability to finance construction and start-up costs. The development of dockside and riverboat casinos may require approval from the U.S. Army Corps of Engineers and will be subject to significant Coast Guard regulations governing design and operation. Most of these factors are beyond the control of the Company. As a result, there can be no assurance that the Company will be able to expand to additional locations or, if such expansion occurs, that it will be successful. Further, the Company anticipates that it will continue to expense certain costs, which were substantial in 1993, 1994 and 1995 and may continue to be substantial in the future, in connection with the pursuit of expansion opportunities, and may be required to write off any capitalized costs incurred in connection with these ventures.

     To the extent the Company's proposed or future expansion projects are successfully completed, the Company must manage its growth. In addition, the Company's ongoing operating strategies and entry into new markets will require the consideration of new marketing strategies to compete successfully. As a result, the Company has been and will be required to add and train personnel, continuously evaluate its management structure, expand its management information systems and control its operating expenses. If the Company is unable to manage growth effectively, its operating results could be adversely affected.

Dependence on Key Persons; Control

     The future success of the Company is highly dependent upon the efforts of certain of its executive officers and directors. Loss of any such persons would likely have an adverse impact on the Company. The Company does not have employment contracts with any of these persons nor does the Company have any life insurance on any of the lives of any of its executive officers or directors. The officers and directors of the Company, who currently control, either directly or indirectly through proxies, approximately 23.0% of the Company common stock (which percentage assumes that all outstanding options of the Company exercisable within 60 days are exercised in full), will likely continue to have control over the election of the Board of Directors of the Company. This control will make it difficult, without the consent of such persons, for a third party to acquire control of the Company or to replace any member of the Board of Directors of the Company. As a practical matter, the directors of the Company have veto power over significant corporate transactions of the Company.

Trading Market

     Presently, the Company common stock trades in the NASDAQ SmallCap Market under the trading symbol "CNTY." This market is an automated quotation market, and is characterized by small issuers and a lack of significant or orderly trading volumes. These factors could lead to volatility and thin trading of the Company common stock. The Company's long-term goal is to list its common stock on the NASDAQ National Market, although this result cannot be assured because the Company presently does not meet several of the required criteria. The Company's common stock also began trading on the Berlin Stock Exchange in early 1996.

No Dividends

     Management intends to use earnings of the Company to finance the growth of its business. Accordingly, while payment of dividends by the Company rests within the discretion of the Board of Directors, no dividends have been declared or paid by the Company, and it does not presently intend to pay dividends. In addition, a promissory note of the Company in the principal amount of $5.2 million restricts payment of dividends by the Company until the note is paid in full. The due date of the note is July 2003. There can be no assurance that dividends will ever be paid.

Risk of Closure Due to Mechanical Failure and Severe Weather

     The operations of the Company are subject to risks, including closures due to casualty, mechanical failure, extended or extraordinary maintenance or severe weather conditions. Mechanical failures which could result in the temporary loss of service of all or portions of a gaming facility include loss of electrical power for lighting, heating through the loss of generators, transformers, HVAC equipment or the like. In addition, severe weather could result in road closures and reduce the number of persons traveling to

Cripple Creek, Colorado, which would have a material adverse effect on the operating results of the Company. It is unlikely that the Company will be able to obtain business interruption coverage for casualties resulting from severe weather and there can be no assurance that the Company will be able to obtain casualty insurance coverage at affordable rates for casualties resulting from severe weather.

Anti-Takeover Measures

     Effective June 7, 1994, the Company changed its corporate structure significantly. These changes included (i) reincorporation in Delaware under the name "Century Casinos, Inc.," (ii) increasing the authorized capitalization from 10,000,000 shares of common stock to 50,000,000 shares of common stock and 20,000,000 shares of preferred stock, (iii) inclusion of a fair price business combination provision in its Certificate of Incorporation requiring approval by holders of 80% of the outstanding shares of voting stock of certain business combinations and other transactions, (iv) allowing stockholders to require the Company to redeem their shares in the event 50% of the Company's voting stock is purchased by an interested stockholder, and (v) allowing the Company to redeem the shares of any stockholder if, in the judgment of the Board of Directors, any license or proposed license would be jeopardized by such person's stock ownership of the Company. These proposals, when viewed in the aggregate, will likely have a significant anti-takeover effect with respect to persons attempting to purchase the Company or combine the Company in a transaction with another entity without the approval of the Board of Directors, and could thereby adversely affect the prices of the Company's securities.

Governmental Regulation

     The ownership and operation of casino gaming facilities are subject to extensive state and local regulations. Such regulations generally afford significant discretion to regulatory authorities in making licensing and suitability determinations. The Company is subject to extensive and detailed governmental regulation in the states of Colorado, Louisiana, Missouri and Nevada. In the event the Company expands its operations into other jurisdictions it will be subject to additional regulation, which will create further administrative burdens on the Company.

Risk of Increases in Gaming Taxes

     Management believes that the prospect of significant tax revenue is one of the primary reasons that many jurisdictions in the United States have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to corporate income taxes, where applicable, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect the Company. The Company pays and expects that it will pay substantial taxes and fees in Colorado and expects to pay substantial taxes and fees in any other jurisdiction in which the Company conducts gaming operations.

Application of Environmental Regulations

     The Company is subject to a variety of federal, state and local environmental laws and regulations. While management believes that the Company is presently in material compliance with all environmental laws and regulations, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. In addition, although management is not aware of any environmental contamination at its properties, it has not conducted environmental audits of all such properties. The Company does not have insurance to cover environmental liabilities, if any.

Insurance Considerations

     The Company maintains a general liability and fire insurance at levels deemed reasonable by management; however, the Company cannot be certain that such insurance can be obtained on reasonable terms or in sufficient amounts in the future to cover significant liabilities which could be incurred through operations, accidents and losses outside the ordinary course of business.


                                 USE OF PROCEEDS

     Since this Prospectus relates to the offering of shares by the Selling Stockholders, the Company will not receive any of the proceeds from the sale of the securities offered hereby.

                              SELLING STOCKHOLDERS

     Certain stockholders whose shares of Common Stock are covered by this Prospectus ("Selling Stockholders") are listed below. The Company has set aside 2,500,000 shares of Common Stock for issuance under the Plan. Options to purchase 2,303,500 shares have been granted to the Selling Stockholders, while options on the remaining 196,500 shares have not yet been granted.

     The following table sets forth (a) the name and the nature of any position, office or other material relationship with the Company within the past three years of the Selling Stockholders and (b) the number of shares (out of the 2,303,500 shares for which options have been granted) owned or which may be purchased by the Selling Stockholders, the number of shares being offered for sale by the Selling Stockholders and the number of shares to be owned by the Selling Stockholders after the offering of the shares, assuming the sale of all shares offered by the Selling Stockholders.


                                    Beneficial                                                   Beneficial
                                    Ownership                               Number of            Ownership After
                                    Before Offering                         Securities           Offering (a)
Name and Position                   (Number)                    (%)         Offered              (Number)               (%)
Erwin Haitzmann, Chairman           1,777,338(b)                10.6%         950,000               827,338              4.9%
of the Board

Peter Hoetzinger, Vice                985,456(c)                6.0%         543,000               442,456              2.7%
Chairman of the Board
and Assistant Secretary

James D. Forbes, President,           829,828(d)                5.1%         458,000               371,828              2.3%
Assistant Treasurer and
Director

Norbert Teufelberger,                 553,832(e)                3.4%         273,000               280,832              1.7%
Secretary and Director

Brad Dobski, Chief                     39,500(f)                 (g)          39,500                 -0-                 --
Accounting Officer



(a)      Assumes the sale of all shares offered hereby by all Selling
         Stockholders.

(b) Includes: (i) an incentive stock option for 130,000 shares exercisable at $1.50 per share; (ii) a nonstatutory stock option for 820,000 shares exercisable at $1.50 per share; (iii) a warrant for 13,669 shares exercisable at $2.25 per share; and (iv) a proxy in respect of 150,000 shares owned by a stockholder in Austria.

(c) Includes: (i) an incentive stock option for 130,000 shares exercisable at $1.50 per share; (ii) a nonstatutory stock option for 413,000 shares exercisable at $1.50 per share; and (iii) a warrant for 8,728 shares exercisable at $2.25 per share.

(d) Includes: (i) an incentive stock option for 130,000 shares exercisable at $1.50 per share; (ii) a nonstatutory stock option for 328,000 shares exercisable at $1.50 per share; and (iii) a warrant for 13,064 shares exercisable at $2.25 per share.

(e) Includes: (i) an incentive stock option for 130,000 shares exercisable at $1.50 per share; (ii) a nonstatutory stock option for 143,000 shares exercisable at $1.50 per share; and (iii) a warrant for 5,416 shares exercisable at $2.25 per share.

(f) Includes incentive stock options for 4,500 shares exercisable at $2.25 per share and 35,000 shares exercisable at $1.50 per share, and is less than 1% of the Common Stock.

(g)      Less than 1%.

                              PLAN OF DISTRIBUTION

     The shares offered hereby on behalf of the Selling Stockholders are to be sold from time to time by means of (i) ordinary brokers' transactions, (ii) block transactions in accordance with the rules of the Nasdaq SmallCap Market,
(iii) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus, or (iv) a combination of any such methods of sale in each case at market prices. In connection therewith, distributors' or sellers' commissions may be paid or allowed which will not exceed those customary in the types of transactions involved. Commissions may also be received from purchasers for whom brokers or dealers act as agents. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.


                            DESCRIPTION OF SECURITIES

Securities

     The Company's Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of Common Stock. Each record holder of common shares is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Holders of outstanding common shares are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive ratably the net assets of the Company available to the stockholders. Holders of outstanding common shares have no preemptive, conversion, or redemptive rights. All of the issued and outstanding common shares are, and all unissued securities when offered and sold shall be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional common shares of the Company are issued, the relative interest of then existing stockholders may be diluted.

Company's Option to Repurchase Securities

     Article Fifteenth of the Certificate of Incorporation of the Company provides that the Company may not issue any voting securities or other voting interests except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations adopted thereunder or any other gaming law or the regulations adopted thereunder.

     If the Colorado Limited Gaming Control Commission or any other state gaming authority at any time determines that a holder of voting securities of the Company is unsuitable to hold such securities, then the Company may within 60 days after the finding of unsuitability purchase the voting securities at the lesser of (i) the cash equivalent of such person's investment in the Company, or
(ii) the current market price as of the date of the finding of unsuitability, unless such voting securities are transferred to a suitable person within 60 days after the finding of unsuitability. Unsuitability includes prior convictions of various crimes, association with organized crime, drunk driving convictions, failure to pay taxes and other indicia of lack of moral character and financial integrity.

     In addition, shares of Common Stock of the Company are subject to redemption by the Company if in the judgment of the Board of Directors such action would be necessary to obtain a license or franchise or to prevent the loss or secure the reinstatement of any license or franchise of the Company from any governmental agency, and the license or franchise is conditioned upon some or all of the holders of the stock of the Company possessing prescribed qualifications. The terms and conditions of the redemption are as follows:

     The redemption price of the securities to be redeemed will be equal to the fair market value (as defined) of the shares. The redemption price may be paid in cash, redemption securities (as defined) or any combination thereof. At least 30 days' written notice of the redemption date must be given to the recordholders of the shares selected to be redeemed.

     The term "fair market value" means the average closing price for the 45 most recent days on which shares of stock traded preceding the date on which notice of a redemption is given. A "redemption security" means any debt or equity security of the Company having such terms and conditions as are approved by the Board of Directors.

                                  LEGAL MATTERS

     The legality of the common stock offered hereby is being passed upon by Jones & Keller, P.C., Denver, Colorado.

                                     EXPERTS

     The consolidated financial statements of Century Casinos, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, incorporated in the Prospectus by reference from the Company's Annual Report on Form 10-KSB and the financial statements of Gold Creek Associates, L.P. (a limited partnership) as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, incorporated in the Prospectus by reference from the Company's Form 8-K dated July 1, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     1. Century Casinos, Inc. (the "Company") hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

          a. the Company's Annual Report on Form 10-KSB for the Year Ended December 31, 1995;

          b. the Company's Quarterly Reports on Form 10-QSB for the Quarters Ended March 31 and June 30, 1996;

          c.   the Company's Current Report on Form 8-K dated July 1, 1996; and


          d. the description of the Common Stock, par value $.01 per share, of the Company (the "Common Stock") set forth in the Registration Statement on Form S-3, filed with the Commission on August 23, 1996, including any amendment or report filed for the purpose of updating such description; and

          e. all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

     2. The Corporation will provide without charge to each person to whom a copy of the Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in the Prospectus by reference, other than exhibits to such documents, and any or all other documents required to be delivered to employees of the Corporation pursuant to Rule 428(b) under the Securities Act. Written requests or requests by telephone for such copies, or additional information about the Plan and its administrators, should be directed to Norbert Teufelberger, Secretary, Century Casinos, Inc., 50 South Steele Street, Suite 755, Denver, Colorado 80209, (303) 388-5848.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation of the Company provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. A corporation may only indemnify a person if it is determined that said person:
(1) acted in good faith; (2) in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (3) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Certificate of Incorporation of the Company requires indemnification of its directors and officers to the fullest extent permitted by applicable law.

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits

     The following documents are filed as a part of this registration statement. Where such filing is made by incorporation by reference to a previously filed report, such report is identified. See the Index to Exhibits included with the exhibits filed as a part of this report.

        Exhibit           Description

          4.1  Certificate  of  Incorporation  filed as Exhibit  3.1 to the Form
               10-KSB  for  the  Fiscal  Year  Ended   December   31,  1995  and
               incorporated herein by reference.

          4.2  Bylaws  filed as  Exhibit  3.2 to the Form  10-KSB for the Fiscal
               Year  Ended  December  31,  1995  and   incorporated   herein  by
               reference.

          4.3 Century Casinos, Inc. Employees' Equity Incentive Plan, as Amended and Restated.

          5.1  Opinion of Jones & Keller, P.C.

          23.1 Consent of Jones & Keller, P.C. (included in their opinion filed as Exhibit 5.1).

          23.2 Consent of Deloitte & Touche LLP.

          25.1 Power of Attorney (see signature page of this Registration Statement - Pages II-3 and II-4).

Item 9.  Undertakings.

     A. The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized the Registration Statement to be signed on its behalf by the undersigned in the City of Denver, State of Colorado, on October 9, 1996.

                                    CENTURY CASINOS, INC.

                                    By /s/ James D. Forbes
                                    ----------------------
                                    James D. Forbes, President

                                    By /s/ Brad Dobski
                                    ------------------
                                    Brad Dobski, Chief Accounting Officer
                                    (Principal Financial and Accounting Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Forbes and Norbert Teufelberger, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                         Date

/s/ Erwin Haitzmann              Chairman of the Board           October 9, 1996
-------------------
Erwin Haitzmann

/s/ James D. Forbes              President and Director          October 9, 1996
-------------------
James D. Forbes

/s/ Peter Hoetzinger             Vice Chairman of the            October 9, 1996
--------------------             Board
Peter Hoetzinger

/s/ Norbert Teufelberger         Director                        October 9, 1996
------------------------
Norbert Teufelberger

                                INDEX TO EXHIBITS



             Exhibit           Description

               4.1 Certificate of Incorporation filed as Exhibit 3.1 to the Form 10-KSB for the Fiscal Year Ended December 31, 1995 and incorporated herein by reference.

               4.2 Bylaws filed as Exhibit 3.2 to the Form 10-KSB for the Fiscal Year Ended December 31, 1995 and incorporated herein by reference.

               4.3 Century Casinos, Inc. Employees' Equity Incentive Plan, as Amended and Restated. Filed herewith.

               5.1  Opinion of Jones & Keller, P.C. Filed herewith.

               23.1 Consent of Jones & Keller,  P.C.  (included in their opinion filed as Exhibit 5.1).

               23.2 Consent of Deloitte & Touche LLP. Filed herewith.

               25.1 Power of Attorney (see signature  page of this  Registration
                    Statement).

                                   EXHIBIT 4.3

                        CENTURY CASINOS, INC., EMPLOYEES'
                       EQUITY INCENTIVE PLAN, AS RESTATED
                                   AND AMENDED

                              CENTURY CASINOS, INC.
            EMPLOYEES' EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

                                    SECTION 1
                                  INTRODUCTION

     1.1 Establishment. Century Casinos, Inc., a Colorado corporation (hereinafter referred to, together with its Affiliated Corporations (as defined in section 2.1(a) as the "Company" except where the context otherwise requires), hereby establishes the Century Casinos, Inc. Employees' Equity Incentive Plan (the "Plan") for certain key employees of the Company.

     1.2 Purposes. The purpose of the Plan is to provide the key management employees selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such employees a more direct interest in the future success of the Company by relating incentive compensation to increases in shareholder value, so that the income of the key management employees is more closely aligned with the income of the Company's stockholders. The Plan is also designed to attract key employees and to retain and motivate participating employees by providing an opportunity for investment in the Company.

                                    SECTION 2
                                   DEFINITIONS

     2.1 Definitions. The following terms shall have the meanings set forth below:

     (a) "Affiliated Corporation" means any corporation or other entity (including, but not limited to, a partnership) which is affiliated with Century Casinos, Inc. through stock ownership or otherwise and is treated as a common employer under the provisions of Code Sections 414(b) and (c).

     (b) "Award" means a grant made under this Plan in the form of Stock, Options, Restricted Stock, Stock Appreciation Rights, Performance Shares or Performance Units.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

     (e) "Effective Date" means the effective date of the Plan, which is April 29, 1994.

     (f) "Eligible Employees" means full-time key employees (including, without limitation, officers and directors who also are employees and consultants of the Company) of the Company or any Affiliated Corporation or any division thereof, whose judgment, initiative and efforts are, or will be, important to the successful conduct of its business.

     (g) "Fair Market Value" means the officially quoted closing price of the Stock on the NASDAQ National Market System on a particular date. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions. If no such prices are reported on the NASDAQ National Market System, then Fair Market Value shall mean the average of the high and low sale prices of the Stock (or if no sales prices are reported, the average so reported, as reported by NASDAQ or a quotation system of general circulation to brokers and dealers). If the Stock is not publicly traded, the Fair Market Value of the Stock on any date shall be determined in good faith by the Incentive Plan Committee after such consultation with outside legal, accounting and other experts as the Incentive Plan Committee may deem advisable, and the Incentive Plan Committee shall maintain a written record of its method of determining such value.

     (h) "Incentive Plan Committee" means a committee consisting of at least two disinterested members of the Board who are empowered hereunder to take actions in the administration of the Plan. If there are no disinterested members of the Board, the entire Board shall pass upon questions relating to any option or optionee, with the optionee or proposed optionee abstaining from voting on matters relating to an option in which he has an interest. The Incentive Plan Committee shall be so constituted at all times as to permit the Plan to comply with Rule 16b-3 or any successor rule promulgated under the Securities Exchange Act of 1934 (the "1934 Act"). Members of the Incentive Plan Committee shall be appointed from time to time by the Board, shall serve at the discretion of the Board, and may resign at any time upon written notice to the Board.

     (i) "Incentive Stock Option" means any Option designated as such as granted in accordance with the requirements of Code Section 422.

     (j) "Non-Statutory Option" means any Option other than an Incentive Stock Option.

     (k) "Option" means a right to purchase Stock at a stated price for a specified period of time.

     (l) "Option Price" means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with section 7.2(b).

     (m) "Participants" means an Eligible Employee of the Company designated by the Incentive Plan Committee during the term of the Plan to receive one or more Awards under the Plan.

     (n) "Performance Cycle" means the period of time as specified by the Incentive Plan Committee over which Performance Shares or Performance Units are to be earned.

     (o) "Performance Shares" means an Award made pursuant to Section 9 which entitles a Participant to receive Shares, their cash equivalent, or a combination thereof based on the achievement of performance targets during a Performance Cycle.

     (p) "Performance Units" means an Award made pursuant to Section 9 which entitles a Participant to receive cash, Stock or a combination thereof based on the achievement of performance targets during a Performance Cycle.

     (q) "Plan Year" means each 12-month period beginning January 1 and ending the following December 31, except that for the first year of the Plan it shall begin on the Effective Date and extend to the first December 31 following the Effective Date.

     (r) "Restricted Stock" means Stock granted under Section 8 that is subject to the restrictions imposed pursuant to said Section.

     (s) "Share" means a share of Stock.

     (t) "Stock" means the common stock, $.01 par value, of the Company or any other class of common stock that the common stock shall convert into.

     (u) "Stock Appreciation Right" or "SAR" is a right to receive, without payment to the Company, a number of shares of Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in
Section 10.4.

     2.2 Gender and Number. Except where otherwise indicated by the context, the masculine gender also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.

                                    SECTION 3
                               PLAN ADMINISTRATION

     The Plan shall be administered by the Incentive Plan Committee, in accordance with the provisions of the Plan. The Incentive Plan Committee shall, in its sole discretion, select Participants from among the Eligible Employees to whom Awards will be granted, the form of each Award, the amount of each Award and any other terms and conditions of each Award as the Incentive Plan Committee may deem necessary or desirable and consistent with the terms of the Plan. The Incentive Plan Committee shall determine the form or forms of the agreements with Participants, which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Awards granted pursuant to the Plan which provisions need not be identical except as may be provided herein. The Incentive Plan Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Incentive Plan Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judgment of such expediency. No member of the Incentive Plan Committee shall be liable for any action or determination made in good faith, and all members of the Incentive Plan Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation. The determinations, interpretations, and other actions of the Incentive Plan Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

                                    SECTION 4
                            STOCK SUBJECT TO THE PLAN

     4.1 Number of Shares. Initially, subject to approval by the shareholders of the Company to increase the authorized capital of the Company, two million five hundred thousand Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Incentive Plan Committee may deem necessary from time to time. The Shares may be divided among the various Plan components as the Incentive Plan Committee shall determine. Any portion of the Shares added on each succeeding anniversary of the Effective Date which are unused during the Plan Year beginning on such anniversary date shall be carried forward and be available for grant and issuance in subsequent Plan Years. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

     4.2 Unused and Forfeited Stock. Any Shares that are subject to an Award under this Plan which are not used because the terms and conditions of the Award are not met, including any Shares that are subject to an Option which expires or is terminated for any reason, any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised, and any

Shares retained by the Company pursuant to Section 16.2 shall automatically become available for use under the Plan.

     4.3 Adjustment for Stock Split, Stock Dividend, Etc. If the Company shall at any time increase or decrease the number of its outstanding Shares of Stock or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the shares of Stock as to which Awards may be granted under the Plan; and (ii) the Shares of Stock then included in each outstanding Option, Stock Appreciation Right, Performance Share or Performance Unit granted hereunder.

     4.4 Other Changes in Stock. In the event there shall be any change, other than as specified in Section 4.3, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Incentive Plan Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of Shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Incentive Plan Committee and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected.

     4.5 General Adjustment Rules. If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Award, the Company shall, in lieu of selling or otherwise issuing such fractional Share, pay to the Participant a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share would otherwise have been issued. In the case of any such substitution or adjustment affecting an Option, the total Option Price for the shares of Stock then subject to an Option shall remain unchanged but the Option Price per share under each such Option shall be equitably adjusted by the Incentive Plan Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

     4.6 Determination by Incentive Plan Committee,  Etc. Adjustments under this
Section 4 shall be made by the Incentive Plan Committee, whose determinations with regard thereto shall be final and binding upon all parties thereto.

                                    SECTION 5
                          REORGANIZATION OR LIQUIDATION

     In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company or a subsidiary is the continuing corporation and which does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 11 do not apply, the Incentive Plan Committee, or the board of directors of any corporation assuming the obligations of the Company, shall have the power and discretion to prescribe the terms and conditions for the exercise of, or modification of, any outstanding Awards granted hereunder. By way of illustration, and not by way of limitation, the

Incentive Plan Committee may provide for the complete or partial acceleration of the dates of exercise of the Options, or may provide that such Options will be exchanged or converted into options to acquire securities of the surviving or acquiring corporation, or may provide for a payment or distribution in respect of outstanding Options (or the portion thereof that is currently exercisable) in cancellation thereof. The Incentive Plan Committee may remove restrictions on Restricted Stock and may modify the performance requirements for any other Awards. The Incentive Plan Committee may provide that Stock or other Awards granted hereunder must be exercised in connection with the closing of such transaction, and that if not so exercised such Awards will expire. Any such determinations by the Incentive Plan Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. The provisions of this Section 5 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

                                    SECTION 6
                                  PARTICIPATION

     Participants in the Plan shall be those Eligible Employees who, in the judgment of the Incentive Plan Committee, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and development of the Company, and who significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives; provided, however, that only officers and employees of Century Casinos, Inc. shall be eligible to receive Awards pursuant to Section 9 hereof. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Incentive Plan Committee, and receipt of one such Award shall not result in automatic receipt of any other Award and written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Each Participant shall enter into an agreement with the Company, in such form as the Incentive Plan Committee shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Incentive Plan Committee, which date shall be the date of any related agreement with the Participants. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

                                    SECTION 7
                                  STOCK OPTIONS

     7.1 Grant of Options. Coincident with the following designation for participation in the Plan, a Participant may be granted one or more Options. The Incentive Plan Committee in its sole discretion shall designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Option. The Incentive Plan Committee may grant both an Incentive Stock Option and a Non-Statutory Option to the same Participant at the same time or at different times. Incentive Stock Options and Non-Statutory Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised. Notwithstanding the above, a consultant of the Company who is not an employee of the Company will not be eligible to receive Incentive Stock Options.

     7.2 Option Agreements. Each Option granted under the Plan shall be evidenced by a written stock option agreement which shall be entered into by the Company and the Participant to whom the Option is granted (the "Option Holder"), and which shall contain the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Incentive Plan Committee may consider appropriate in each case.

     (a) Number of Shares. Each stock option agreement shall state that it covers a specified number of Shares, as determined by the Incentive Plan Committee. Notwithstanding any other provision of the Plan, the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the time an Option is granted.

     (b) Price. The price at which each Share covered by an Option may be purchased shall be determined in each case by the Incentive Plan Committee and set forth in the stock option agreement, but in no event shall the Option Price for each Share covered by an Incentive Stock Option be less than the Fair Market Value of the Stock on the date the Option is granted; provided that the Option Price for each Share covered by a Non-Statutory Option may be granted at any price less than Fair Market Value, in the sole discretion of the Incentive Plan Committee. In addition, the Option Price for each Share covered by an Incentive Stock Option granted an Eligible Employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the Fair Market Value of the Stock subject to the Incentive Stock Option on the date the Option is granted.

     (c) Duration of Options. Each stock option agreement shall state the period of time, determined by the Incentive Plan Committee, within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period must expire, in all cases, not more than ten years from the date an Option is granted; provided, however, that the Option Period of an Incentive Stock Option granted to an Eligible Employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must expire not more than five years from the date such an Option is granted. Each stock option agreement shall also state the periods of time, if any, as determined by the Incentive Plan Committee, when incremental portions of each Option shall vest.

     (d) Vesting of Options. Subject to adjustment as provided in Sections 5 and 11 of the Plan, or as shall be determined by the Incentive Plan Committee, and except as set forth in Section 7.4, each Option granted under the Plan shall be vested as to thirty-three and one-third percent (33-1/3%) of the number of Shares subject to such Option upon the date the Option is granted. Such Option shall vest in an additional thirty-three and one-third percent (33-1/3%) of the original number of Shares subject to such Option upon the first anniversary of the date the Option is granted and shall vest in the final thirty-three and one-third percent (33-1/3%) of the original number of Shares subject to such Option upon the second anniversary of the date the Option is granted. No Option shall be exercisable with respect to the number of Shares that is not vested.

     (e) Termination of Employment, Death, Disability, Etc. Except as otherwise determined by the Incentive Plan Committee, each stock option agreement shall provide as follows with respect to the exercise of the Option upon termination of the employment or the death of the Option Holder:

     (i) If the employment of the Option Holder is terminated within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this section 7.2(e), "cause" shall mean a gross violation, as determined by the Company, of the Company's established policies and procedures. The effect of this section 7.2(e)(i) shall be limited to determining the consequences of a termination, and nothing in this section 7.2(e)(i) shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any employee.

     (ii) If the Option Holder dies, or if the Option Holder becomes disabled (within the meaning of Section 22(e) of the Internal Revenue Code), during the Option Period while still employed, or within the three-month period referred to in (iii) below, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within twelve months following the Option Holder's death or disability, but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Option Holder's death or disability.

     (iii) If the employment of the Option Holder by the Company is terminated (which for this purpose means that the Option Holder is no longer employed by the Company or by an Affiliated Corporation) within the Option Period for any reason other than cause, disability, or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of termination of employment.

     (f) Transferability. Each stock option agreement shall provide that the Option granted therein is not transferable by the Option Holder except by will or pursuant to the laws of descent and distribution, and that such Option is exercisable during the Option Holder's lifetime only by him or her, or in the event of disability or incapacity, by his or her guardian or legal representative.

     (g) Exercise, Payments, Etc.

     (i) Each stock option agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Corporate Secretary of the Company of written notice specifying the number of Shares with respect to which such Option is exercised and payment of the Option Price. Such notice shall be in a form satisfactory to the Incentive Plan Committee and shall specify the particular Option (or portion thereof) which is being exercised and the number of Shares with respect to which the Option is being exercised. The exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary and payment to the Company. The purchase of such Stock shall take place at the principal offices of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to the Option Holder. If certificates representing Stock are used to pay all or part of the Option Price, separate certificates for the same number of shares of Stock shall be issued by the Company and delivered to the Option Holder representing each certificate used to pay the Option Price, and an additional certificate shall be issued by the Company and delivered to the Option Holder representing the additional shares, in excess of the Option Price, to which the Option Holder is entitled as a result of the exercise of the Option.

     (ii) The exercise price shall be paid by any of the following methods or any combination of the following methods:

          (A)  in cash;

          (B)  by cashier's check payable to the order of the Company;

          (C) by delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Option Holder for such minimum period of time as may be established from time to time by the Incentive Plan Committee but in no case shall the redeemed shares have been held for a period less than six months; for purposes of this Plan, the Fair

               Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date; the exercise date shall be the day of the delivery of the certificates for the Stock used as payment of the Option Price;

          (D) by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder necessary to pay the exercise price; or

          (E) by instructing the Company to withhold from the shares of Stock issuable upon exercise of the stock option shares of Stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Incentive Plan Committee.

          (iii)In the discretion of the Incentive Plan Committee, the Company may guarantee a third-party loan obtained by a Participant to pay part or all of the Option Price of the Shares provided that such loan or the Company's guaranty is secured by the Shares.

     (h) Date of Grant. An Option shall be considered as having been granted on the date specified in the grant resolution of the Incentive Plan Committee.

     (i) Withholding.

     (i) Non-Statutory Options. Each stock option agreement covering Non-Statutory Options shall provide that, upon exercise of the Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by applicable federal and state income tax laws, including payment of such taxes through delivery of Stock or by withholding Stock to be issued under the Option, as provided in Section 16.

     (ii) Incentive Options. In the event that a Participant makes a disposition (as defined in Section 424(c) of the Internal Revenue Code) of any Stock
acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Participant shall send written notice to the Company at its principal office (Attention: Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition, the number of shares disposed of, and any other information relating to such disposition as the Company may reasonably request. The Participant shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by applicable federal and state income tax laws.

     (j) Adjustment of Options. Subject to the limitations contained in Sections 7 and 15, the Incentive Plan Committee may make any adjustment in the Option Price, the number of shares subject to, or the terms of, an outstanding Option and a subsequent granting of an Option by amendment or by substitution of any outstanding Option. Such amendment, substitution, or re-grant may result in terms and conditions (including Option Price, number of shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original Option. The Incentive Plan Committee may not, however, adversely affect the rights of any Participant to previously granted Options without the consent of such Participant. If such notice is affected by amendment, the effective date of such amendment shall be the date of the original grant.

     7.3 Stockholder Privileges. Prior to the exercise of the Option and the transfer of Shares to the Option Holder, an Option Holder shall have no rights as a stockholder with respect to any Shares subject to any Option granted to such person under this Plan, and until the Option Holder becomes the holder of record of such Stock, no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in Section 4.

     7.4 Formula Awards. Subject to surrender of all outstanding options granted under the Plan by the individuals identified below, the following options are granted to such persons:

Grantee                      Number of Shares                     Exercise Price

Erwin Haitzmann              130,000 incentive stock options                1.50
                             820,000 non-statutory stock options            1.50

Peter Hoetzinger             130,000 incentive stock options                1.50
                             413,000 non-statutory stock options            1.50

James D. Forbes              130,000 incentive stock options                1.50
                             328,000 non-statutory stock options            1.50

Norbert Teufelberger         130,000 incentive stock options                1.50
                             143,000 non-statutory stock option             1.50

Brad Dobski                  15,000 incentive stock options                1.50
                             4,500 incentive stock options                  2.25

     All of the above options shall have an exercise term of 10 years, subject to earlier termination as provided in the Plan. All of the above incentive stock options have been granted at an exercise price of 100% Fair Market Value of the Stock the date of grant.

     Mr. Dobski's incentive stock options priced at $2.25 per share shall vest immediately; his incentive stock options priced at $1.50 per share shall vest one-third on the date of grant, an additional one-third one year from the date of grant and an additional one-third two years from the date of grant. All of the other above incentive stock options shall vest one-half on the date of grant and an additional one-half one year from the date of grant, and non-statutory options shall vest as of the date of grant. The non-statutory options shall be exercisable in part or in whole.

                                    SECTION 8
                             RESTRICTED STOCK AWARDS

     8.1 Awards Granted by Incentive Plan Committee. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Restricted Stock Awards consisting of Shares. The number of Shares granted as a Restricted Stock Award shall be determined by the Incentive Plan Committee.

     8.2 Restrictions. A Participant's right to retain a Restricted Stock Award granted to him under Section 8.1 shall be subject to such restrictions, including but not limited to his continuous employment by the Company for a restriction period specified by the Incentive Plan Committee, or the attainment of specified performance goals and objectives, as may be established by the Incentive Plan Committee with respect to such award. The Incentive Plan Committee, in its sole discretion, may require different periods of employment or different performance goals and objectives with respect to different Participants, to different Restricted Stock Awards or to separate, designated portions of the Shares constituting a Restricted Stock Award.

     8.3 Privileges of a Stockholder; Transferability. A Participant shall have all voting, dividend, liquidation and other rights with respect to Stock in accordance with its terms received by him as a Restricted Stock Award under this
Section 8 upon his becoming the holder of record of such Stock; provided, however, that the Participant's right to sell, encumber or otherwise transfer such Stock shall be subject to the limitations of Section 12.2 hereof.

     8.4 Enforcement of Restrictions. The Incentive Plan Committee, in its sole discretion, may require one or more of the following methods of enforcing the restrictions referred to in Sections 8.2 and 8.3:

          (a) Placing a legend on the stock certificates referring to the restrictions; or

          (b) Requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect.

     8.5 Termination of Employment, Death, Disability, Etc. In the event of the death or disability (within the meaning of Code Section 22(e)) of a Participant, all employment period and other restrictions applicable to Restricted Stock Awards then held by him shall lapse, and such awards shall become fully nonforfeitable. Subject to Sections 5 and 11, in the event of a Participant's termination of employment for any other reason, any Restricted Stock Awards as to which the employment period or other restrictions have not been satisfied shall be forfeited.

                                    SECTION 9
                    PERFORMANCE SHARES AND PERFORMANCE UNITS

     9.1 Awards Granted by Incentive Plan Committee. Coincident with or following designation for participation in the Plan, a Participant may be granted Performance Shares or Performance Units.

     9.2 Amount of Award. The Incentive Plan Committee shall establish a maximum amount of a Participant's Award, which amount shall be denominated in Shares in the case of Performance Shares or in dollars in the case of Performance Units.

     9.3 Communication of Award. Written notice of the maximum amount of a Participant's Award and the Performance Cycle determined by the Incentive Plan Committee shall be given to a Participant as soon as practicable after approval of the Award by the Incentive Plan Committee.

     9.4 Amount of Award Payable. The Incentive Plan Committee shall establish maximum and minimum performance targets to be achieved during the applicable
Performance Cycle. Performance targets established by the Incentive Plan Committee shall relate to corporate, group, unit or individual performance and may be established in terms of earnings, growth in earnings, ratios of earnings to equity or assets, or such other measures or standards determined by the Incentive Plan Committee. Multiple performance targets may be used and the components of multiple performance targets may be given the same or different weighing in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities. Achievement of the maximum performance target shall entitle the Participant to payment (subject to Section 9.6) at the full or minimum amount specified with respect to the Award; provided, however, that notwithstanding any other provisions of this Plan, in the case of an Award of Performance Shares, the

Incentive Plan Committee, in its discretion, may establish an upper limit on the amount payable (whether in cash or Stock) as a result of the achievement of the maximum performance target. The Incentive Plan Committee also may establish that a portion of a full or maximum amount of a Participant's Award will be paid (subject to Section 9.6) for performance which exceeds the minimum performance target but falls below the maximum performance target applicable to such Award.

     9.5 Adjustments. At any time prior to payment of a Performance Share or Performance Unit Award, the Incentive Plan Committee may adjust previously established performance targets or other terms and conditions to reflect events such as changes in laws, regulations, or accounting practice, or mergers, acquisition or divestitures.

     9.6 Payments of Awards. Following the conclusion of each Performance Cycle, the Incentive Plan Committee shall determine the extent to which performance targets have been attained, the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Cycle. The Incentive Plan Committee shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Stock, or some combination thereof. Payment shall be made in a lump sum or installments, as determined by the Incentive Plan Committee, commencing as promptly as practicable following the end of the applicable Performance Cycle, subject to such terms and conditions and in such form as may be prescribed by the Incentive Plan Committee.

     9.7 Termination of Employment. If a Participant ceases to be an Employee before the end of a Performance Cycle by reason of his death or permanent disability, the Performance Cycle for such Participant for the purpose of determining the amount of the Award payable shall end at the end of the calendar quarter immediately preceding the date on which such Participant ceased to be an Employee. The amount of an Award payable to a Participant to whom the precedent sentence is applicable shall be paid at the end of the Performance Cycle and shall be that fraction of the Award computed pursuant to the preceding sentence the numerator of which is the number of full calendar quarters during the Performance Cycle during which said Participant was an Employee and the denominator of which is the number of full calendar quarters in the Performance Cycle. Upon any other termination of employment of a Participant during a Performance Cycle, participation in the Plan shall cease and all outstanding Awards of Performance Shares or Performance Units to such Participant shall be canceled.

                                   SECTION 10
                            STOCK APPRECIATION RIGHTS

     10.1 SAR's and Number. "Stock Appreciation Right" or "SAR" is a right to receive, without payment to the Company, a number of shares of Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in Section 10.4. A SAR may be granted (a) with respect to any stock option granted under this Plan, either concurrently with the grant of such stock option or at such later time as determined by the Incentive Plan Committee (as to all or any portion of the shares of Stock subject to the stock option), or (b) alone, without reference to any related stock option. Each SAR granted to any participant shall relate to such number of shares of Stock as shall be determined by the Incentive Plan Committee, subject to adjustment as provided in Sections 4, 5 and 11 of this Plan. In the case of a SAR granted with respect to a stock option, the number of shares of Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the option exercises the related stock option.

     10.2 Duration. The term of each SAR shall be determined by the Incentive Plan Committee but shall not exceed ten years and one day from the date of grant but shall be subject to earlier termination as provided in Section 7.2(e) as if the SAR was an incentive stock option. Unless otherwise provided by the Incentive Plan Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the stock option, if any, to which it relates is exercisable. The Incentive Plan Committee may in its discretion accelerate the exercisability of any SAR.

     10.3 Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SAR's which the holder wishes to exercise. Upon receipt of such written notice, the Company shall, within 90 days thereafter, deliver to the exercising holder certificates for the shares of Stock or cash or both, as determined by the Incentive Plan Committee, to which the holder is entitled pursuant to Section 10.4.

     10.4 Payment. Subject to the right of the Incentive Plan Committee to deliver cash in lieu of shares of Stock (which, as it pertains to officers and directors of the Company, shall comply with all requirements of the 1934 Act), the number of shares of Stock which shall be issuable upon the exercise of a SAR shall be determined by dividing:

               (a) the number of shares of Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the "appreciation" shall be the amount by which the Fair Market Value of the shares of Stock subject to the SAR on the exercise date exceeds (1) in the case of a SAR related to a stock option, the purchase price of the shares of Stock under the stock option or (2) in the case of a SAR granted alone, without reference to a related stock option, an amount which shall be determined by the Incentive Plan Committee at the time of grant, subject to adjustment under this Plan); by

               (b) the Fair Market Value of a share of Stock on the exercise date.

     In lieu of issuing shares of Stock upon the exercise of a SAR, the Incentive Plan Committee may elect to pay the holder of the SAR cash equal to the Fair Market Value on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Stock shall be issued upon the exercise of a SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Stock on the exercise date or to purchase the portion necessary to make a whole share at its Fair Market Value on the date of exercise.

                                   SECTION 11
                                CHANGE IN CONTROL

     11.1 Options, Restricted Stock. In the event of a change in control of the Company, as defined in Section 11.3, then the Incentive Plan Committee shall accelerate the exercise date of any outstanding Options or make all such Options fully vested and exercisable and, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 15, may take any or all of the following actions: (a) grant a cash bonus award to any Option Holder in an amount necessary to pay the Option Price of all or any portion of the Options then held by such Option Holder; (b) pay cash to any or all Option Holders in exchange for the cancellation of their outstanding Options in an amount equal to the difference between the Option Price of such Options and the greater of the tender offer price for the underlying Stock or the Fair Market Value of the Stock on the date of the cancellation of the Options; (c) make any other adjustments or amendments to the outstanding Options; and (d) eliminate all restrictions with respect to Restricted Stock and deliver Shares free of restrictive legends to any Participant.

     11.2 Performance Shares and Performance Units. Under the circumstances described in Section 11.1, the Incentive Plan Committee, in its sole discretion and without obtaining stockholder approval to the extent permitted in Section 15, may provide for payment of outstanding Performance Shares and Performance Units at the maximum award level or any percentage thereof.

     11.3 Definition. For purposes of the Plan, a "change in control" shall be deemed to have occurred if (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33-1/3% of the then outstanding voting stock of the Company; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                                   SECTION 12
                        RIGHTS OF EMPLOYEES; PARTICIPANTS

     12.1 Employment. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment shall be determined by the Incentive Plan Committee at the time.

     12.2 Nontransferability. No right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Participant's rights and interests in Options shall, to the extent provided in Section 7, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant's legal representative, heirs or legatees. If, in the opinion of the Incentive Plan Committee, a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Incentive Plan Committee with evidence satisfactory to the Incentive Plan Committee of such status.

                                   SECTION 13
                              GENERAL RESTRICTIONS

     13.1 Investment Representations. The Company may require any person to whom an Option or other Award is granted, as a condition of exercising such Option or receiving Stock under the Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Option or the Award for his own account for investment and not with an present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

     13.2 Compliance with Securities Laws. Each Award shall be subject to the requirement that, if at any time the Company shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Incentive Plan Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

     13.3 Stock Restriction Agreement. The Incentive Plan Committee may provide that shares of Stock issuable upon the exercise of an Option shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such shares or a right or obligation to repurchase all or a portion of such shares, which restrictions may survive a Participant's term of employment with the Company. The acceleration of time or times at which an Option becomes exercisable may be conditioned upon the Participant's agreement to such restrictions.

                                   SECTION 14
                             OTHER EMPLOYEE BENEFITS

     The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the grant or vesting of any other Award shall not constitute "earnings" with respect to which any other employee benefits of such employee are determined, including without limitation, benefits under any pension, profit sharing, life insurance or salary continuation plan.

                                   SECTION 15
                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

     The Board may at any time terminate, and from time to time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable; and provided further that the Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Securities Act, or the rules thereunder.

     No amendment, modification or termination of the Plan shall in any manner adversely affect any Awards theretofore granted under the Plan, without the consent of the Participant holding such Awards.

                                   SECTION 16
                                   WITHHOLDING

     16.1 Withholding Requirements. The Company's obligations to deliver Shares upon the exercise of an Option, or upon the vesting of any other Award, shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

     16.2 Withholding With Stock. At the time the Incentive Plan Committee grants an Award, the Committee, in its sole discretion, may grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Company, or to have the Company withhold from Shares otherwise issuable to the Participant, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Incentive Plan Committee. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any such elections by Participants to have Shares withheld for this purpose will be subject to the following restrictions:

          (a)  All elections must be made prior to the Tax Date.

          (b)  All elections shall be irrevocable.

          (c) If the Participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act ("Section 16"), the Participant must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligations.

                                   SECTION 17
                             BROKERAGE ARRANGEMENTS

     The Incentive Plan Committee, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of shares acquired upon exercise of Stock Options, including, without limitation, arrangements for the simultaneous exercise of Stock Options and sale of the Shares acquired upon such exercise.

                                   SECTION 18
                           NONEXCLUSIVITY OF THE PLAN

     Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Affiliated Corporation now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

                                   SECTION 19
                               REQUIREMENTS OF LAW

     19.1 Requirements of Law. The issuance of stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

     19.2 Federal Securities Law Requirements. If a Participant is an officer or director of the Company, within the meaning of Section 16 of the 1934 Act, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule promulgated under the 1934 Act, to qualify the Award for any exception from the provisions of Section 16(b) of the 1934 Act available under that Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant which describes the Award. The Plan is subject to shareholder approval of the Plan pursuant to Rule 16b-3 at the next annual meeting of shareholders of the Company following the date hereof.

     19.3 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

                                   SECTION 20
                              DURATION OF THE PLAN

     The Plan shall terminate at such time as may be determined by the Board of Directors, and no Award shall be granted after such termination. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at midnight on April 29, 2004. Awards outstanding at the time of the Plan termination may continue to be exercised or earned in accordance with their terms.

Dated:  August 15, 1995

                                   EXHIBIT 5.1

                             OPINION AND CONSENT OF
                              JONES & KELLER, P.C.
                        REGARDING LEGALITY OF SECURITIES

                              JONES & KELLER, P.C.
                            1625 Broadway, Suite 1600
                                Denver, Colorado
                            Telephone: (303) 573-1600
                            Facsimile: (303) 573-0769


                                 October 9, 1996

Century Casinos, Inc.
50 South Steele Street, Suite 755
Denver, Colorado  80209

Gentlemen:

     We have acted as counsel for Century Casinos, Inc. (the "Company") in connection with a Registration Statement on Form S-8, filed by the Company under the Securities Act of 1933 with the Securities and Exchange Commission. The Registration Statement relates to the proposed public offer and sale of up to 2,500,000 shares of Common Stock, $.01 par value (the "Shares"), by several selling stockholders. The Registration Statement and exhibits thereto filed with the Securities and Exchange Commission under such Act are referred to herein as the "Registration Statement."

     This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

     We have examined the Certificate of Incorporation, as amended, of the Company as filed with the Delaware Secretary of State, the Bylaws of the Company, and the minutes of meetings and records of proceedings of the Board of Directors of the Company, the applicable laws of the State of Delaware, and a copy of the Registration Statement.

         Based  upon  the   foregoing,   and   having   regard  for  such  legal
considerations as we deemed relevant, we are of the opinion that the Shares, upon issuance, will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.

                                               Very truly yours,

                                               /s/ Jones & Keller, P.C.
                                               ------------------------
                                               JONES & KELLER, P.C.

                                  EXHIBIT 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Century Casinos, Inc. on Form S-8 of our report dated February 23, 1996, appearing in the Annual Report on Form 10-KSB of Century Casinos, Inc. for the year ended December 31, 1995 and of our report dated April 1, 1996 on the financial statements of Gold Creek Associates, L.P. (a limited partnership) appearing in the Form 8-K of Century Casinos, Inc. dated July 1, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Denver, Colorado
October 9, 1996

                              JONES & KELLER, P.C.
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                             Denver, Colorado 80202
                            Telephone: (303) 573-1600
                            Facsimile: (303) 573-0769




                                 October 9, 1996
VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Century Casinos, Inc. (the "Company")
         Registration Statement on Form S-3

Ladies and Gentlemen:

     On behalf of the Company, enclosed for filing is a Registration Statement on Form S-8, with exhibits. The filing fee of $1,293 is being wired pursuant to Securities and Exchange Commission rules and regulations.

     Please do not hesitate to contact the undersigned should you have any questions regarding the enclosed.

                                               Very truly yours,

                                               /s/ Reid A. Godbolt
                                               -------------------
                                               Reid A. Godbolt

Enclosures
c(w/enc.):    Century Casinos, Inc., Attn: James D. Forbes, President (2 copies)
              Deloitte & Touche LLP, Attn: Timothy McKeever, Partner (2 copies)
              National Association of Securities Dealers, Inc. (3 copies)
              The Nasdaq Stock Market (3 copies)